December 19, 2017

Marathon Patent Group, Inc.

11601 Wilshire Blvd., Ste. 500

Los Angeles, CA 90025

Re: Marathon Patent Group, Inc.

Ladies and Gentlemen:

We have acted as special counsel for Marathon Patent Group, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated December 18, 2017 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a Registration Statement on Form S-3 (File No. 333-198569) (the “Registration Statement”) and the base prospectus included therein with the Commission on September 4, 2017, as amended on November 18, 2014 and November 26, 2014 and declared effective on December 5, 2014 and the post-effective amendment filed on December 30, 2014, declared effective on January 6, 2015. The base prospectus together with the prospectus supplement are collectively referred to as the Prospectus.

The Prospectus Supplement pertains to a registered direct offering (the “Offering”) by the Company of 1,354,546 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to certain Securities Purchase Agreements entered into by and between the Company and the certain accredited investors (the “Purchase Agreements”).

We understand that the Shares are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Securities Purchase Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 19, 2017 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP